PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Gregory J. Kreis, President & CEO

Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone: 315 343 4100

Bridge Street Financial, Inc. Announces 2nd Quarter Financial Results

Oswego, New York July 25, 2005. Bridge Street Financial, Inc. (the “Company”) (NASDAQ: OCNB), the holding company for Oswego County National Bank (the “Bank”), reported net income of $339,000 for the quarter ended June 30, 2005 compared to $342,000 for the same period of 2004. Diluted earnings per share for the second quarter were $0.14, up 7.7% from $0.13 in the same quarter of 2004. Bridge Street Financial’s second quarter results in 2004 included a $129,000 gain on the sale of the Company’s former headquarters building. Net income for the six month period ended June 30, 2005 increased 5.2% to $529,000 as compared to $503,000 in the same period in 2004. Diluted earnings per share for the six month period ended June 30, 2005 increased 10.5% to $0.21 from $0.19 in 2004.

Gregory J. Kreis, President and CEO, said that, “The second quarter results show a number of exciting trends, including an increase in the net interest margin which should positively impact our performance for the balance of the year. That is partially reflected in the fact that net interest income in the second quarter of 2005 increased by 6.4% over the first quarter of 2005. Competition for loans and deposits is intense in the Central New York market but our staff was able to increase loans by 4.1% and deposits by 7.9% during the first six months of 2005. Non interest income showed a 30.9% increase in the second quarter of 2005 compared to 2004 in large part due to the acquisition of the Ladd’s Insurance Agency in March of 2005.”

Kreis went on to say that, “The second step conversion in January of 2003 substantially increased our equity to assets ratio. The ten percent stock repurchase announced earlier this year has been nearly completed, resulting in a reduction of capital and reduction of the equity to assets ratio from 14.28% at December 31, 2004 to 12.09% at June 30, 2005. Our goal is to continue to decrease the equity to assets ratio and increase the return on average equity through a combination of strategies.”

Net interest income for the quarter ended June 30, 2005 increased 9.0% to $1,839,000 compared to $1,687,000 for the same period in 2004. The increase in net interest income resulted primarily from an increase in loans outstanding, increased yield on loans and securities and lower borrowing costs which were partially offset by increased interest expense on interest bearing deposits. Net interest margin for the second quarter of 2005 increased 31 basis points to 4.16% as compared to the same period in 2004 and 21 basis points compared to the first quarter of 2005. Non-interest income for the quarter ended June 30, 2005 increased by $306,000 to $1,296,000 compared to $990,000 for the same period in 2004. The increase in non-interest income includes $469,000 of non-interest income generated by Ladds Agency, which was acquired in March 2005 and $70,000 of net gains on securities transactions. As previously mentioned, non-interest income in the second quarter of 2004 included a $129,000 gain on the sale of the Company’s former headquarters building. The provision for loan losses for the quarter ended June 30, 2005 was $126,000 compared to $161,000 for the same period in 2004. Operating expenses for the second quarter of 2005 increased $472,000 over the same period in 2004 due primarily to $441,000 of operating expense for Ladds Agency.

Total assets increased by $771,000 to $219,646,000 at June 30, 2005 compared to $218,875,000 at December 31, 2004. The growth in total assets is due primarily to the Company’s 4.1% growth in loans. Total loans increased $5,575,000 to $140,126,000. The Company has funded loan growth primarily by deposit growth. Total deposits increased by $12,178,000 to $165,425,000 at June 30, 2005 compared to $153,247,000 at December 31, 2004. During 2005 the Company has reduced stockholders’ equity by $4.7 million primarily due to the previously announced stock repurchase programs. At June 30, 2005 the Company decreased investments by $9,193,000 to $46,905,000 to provide funding for the stock repurchase program and funding to replace high coupon long-term debt that matured. The allowance for loan losses as a percentage of nonperforming loans increased to 226.43% at June 30, 2005 compared to 128.15% at December 31, 2004 primarily do to a reduction in nonperforming loans at June 30, 2005.

Return on average assets was 0.61% for the quarter ended June 30, 2005 compared to 0.63% for the same period in 2004. Return on average equity for the quarter ended June 30, 2005 was 4.82% compared to 4.46% for the same period in 2004.

The Board of Directors of Bridge Street Financial, Inc., declared a regular quarterly dividend of seven cents per share to shareholders of record on August 2, 2005 and payable on or about August 23, 2005. Additionally, the Board of Directors set September 21, 2005 as the date for the shareholders annual meeting.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank and Ladds Agency. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seems”, “estimates”, “may”, “could”, or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

BRIDGE STREET FINANCIAL, INC.
FINANCIAL DATA (Unaudited)
June 30, 2005

(dollars in thousands, except per share data)

	For the quarter ended			For six months ended
Income Statement Data:	6/30/2005	3/31/2005	6/30/2004	6/30/2005	6/30/2004

Interest income	$2,660	$2,530	$2,440	$5,190	$4,823
Interest expense	821	801	753	1,622	1,465
Net interest income	1,839	1,729	1,687	3,568	3,358
Provision for loan losses	126	116	161	242	251
Net interest income
after provision for losses	1,713	1,613	1,526	3,326	3,107

Noninterest income	1,296	1,016	990	2,312	1,836
Operating expenses	2,604	2,394	2,132	4,998	4,378
Income before taxes	405	235	384	640	565
Income taxes	66	45	42	111	62

Net income	$339	$190	$342	$529	$503

Basic earnings per share	0.14	0.08	0.13	0.22	0.20
Diluted earnings per share	0.14	0.07	0.13	0.21	0.19

Interest rate spread (a)	3.80%	3.51%	3.46%	3.65%	3.50%
Net interest margin (a)	4.16%	3.95%	3.85%	4.05%	3.89%
Return on average assets	0.61%	0.35%	0.63%	0.49%	0.48%
Return on average equity	4.82%	2.53%	4.46%	3.64%	3.23%

Balance Sheet Data:	6/30/2005	3/31/2005	6/30/2004	12/31/2004

Investments	$46,905	$53,935	$60,365	$56,098
Loans	140,126	132,692	122,240	134,551
Allowance for loan losses	(1,388)	(1,344)	(1,266)	(1,352)
Total assets	219,646	223,636	217,347	218,875

Deposits	165,425	162,658	159,957	153,247
Borrowings	22,502	26,770	23,250	29,752
Shareholders' equity	26,566	29,785	30,192	31,246
Shares outstanding, net (b)	2,270,527	2,491,792	2,539,863	2,548,758
Book value per share	11.70	11.95	11.89	12.26

Nonperforming assets
to total assets (c)	0.28%	0.37%	0.55%	0.48%
Allowance to nonperforming loans	226.43%	170.34%	106.57%	128.15%
Equity to assets	12.09%	13.32%	13.89%	14.28%

(a) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(b) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(c) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.